Exhibit 24

March 13, 2020

Securities and Exchange Commission 100 F Street, NE Washington, DC 20549

This letter confirms that David Stiepleman, Jennifer Gordon, and Kenneth Burke are authorized and designated to sign all securities related filings under Sections 13 and 16 of the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, including Form ID Acknowledgements, on my behalf related to securities of TPG Specialty Lending, Inc. This authorization and designation shall be valid until I am no longer required to make such filings, unless earlier revoked in writing

Very truly yours,

/s/ Steven Pluss
Steven Pluss